Exhibit (h)(5)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this 30th day of June, 2016, by and between RMB Investors Trust, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Trust. Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the Trust’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Agreement and Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Administrator to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

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“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and received by the Administrator. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) and effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.	Appointment and Services

(a)          The Trust hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the direction and control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)          Administrator may from time to time, in its discretion, appoint one or more other parties to carry out ancillary portions of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

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(c)          Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider. To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)          It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Trust shall identify to Administrator the pricing service(s) to be utilized. The Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s). Valuations of such securities by the Trust’s approved pricing service may not correspond to recently traded prices of the securities.

Securities for which prices are not provided by the pricing service(s) utilized by Administrator, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities. The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures. The Administrator shall not be liable for such security valuations provided pursuant to the preceding sentence.

(e)          Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Trust. To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.

(f)          Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(g)          Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Trust’s attorney, form an attorney-client relationship or require the provision of legal advice. The Trust acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Trust’s legal counsel will provide independent judgment on the Trust’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Trust, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.	Representations and Deliveries

(a)          The Trust shall deliver or cause the following documents to be delivered to Administrator:

(i)          A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by the Secretary of the Trust;

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(ii)         Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)        A list of each jurisdiction for which the Funds are eligible for sale as of the date of this Agreement. The Trust hereby certifies the accuracy of such list;

(iv)        All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)          The Trust represents and warrants to Administrator that:

(i)          It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)         It is duly registered as an open-end investment company under the 1940 Act.

(iii)        A Registration Statement under the 1933 Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)        It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)          The Trust shall cause the Trust’s officers, trustees, Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by Administrator, in order to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds (in the case of an Instruction, such Instruction must be provided by an Authorized Person) or any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Investment Adviser or service provider until receipt of written notice thereof from the Trust.

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(d)          The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus. Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust.  The Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)          The Trust will notify Administrator of any discrepancy between Administrator and the Trust, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)          The Trust agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(g)          Administrator represents and warrants to the Trust that:

(i)          It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)          It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)        Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)        Administrator shall exercise reasonable care in the performance of the Services.

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4.	Fees and Expenses

(a)          As compensation for the performance of the Services, the Trust agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be paid monthly after being earned, and with respect to annual fees in an amount equal to 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds. The Trust agrees to pay Administrator’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C. In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)          For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Trust or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)          Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid under a distribution plan adopted in accordance with applicable laws. Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

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(d)          The Trust also agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement. The Administrator shall notify the Trust in writing if any out-of-pocket expenses are billed to the Trust an amount higher than that charged to Administrator and shall not invoice the Trust at an amount higher than that charged to the Administrator for such expense. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto. Upon written notice from Administrator, the Trust will pay any out-of-pocket expenses in such notice in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Administrator requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)          The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”). Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator). Administrator may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(f)          The Trust is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Trust shall pay Administrator’s reasonable attorney’s fees and court costs in the event that an attorney is engaged to assist in the collection of amounts that are adjudicated to have been past due for over 90 days. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Trust’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)          In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)          The Trust acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

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5.	Confidential Information

Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds’ portfolio holdings, not to use such records and information for any purpose other than in the performance of its responsibilities and duties hereunder, and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process; (ii) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or, (iii) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which Administrator received the information. In case of any requests or demands for inspection of the records of the Funds, Administrator will notify the Trust promptly and secure instructions from an Authorized Person of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of Administrator or any of its employees, agents or representatives and information which was already in the possession of Administrator prior to receipt thereof, shall not be subject to this section. Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein. The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.	Limitation of Liability

(a)          Administrator shall not be liable for any mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an Authorized Person of the Trust; (ii) any action taken or omission by a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider, except to the extent such action or omission was the result of reasonable reliance upon representation(s) of the Administrator; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust.

(b)          Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)          In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provisions of this Agreement regardless of whether such damages were forseeable and even if advised of the possibility thereof.

(d)          The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

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7.	Indemnification

(a)          The Trust agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to:

(i)          any action or omission of the Administrator or any Indemnified Party, except to the extent a Claim resulted from an Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder;

(ii)         Administrator’s reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Trust, or from any Authorized Person in connection with the Administrator’s performance of Services;

(iii)        any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider (not including Administrator);

(iv)        the Trust’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Trust’s negligence or misconduct or breach of any representation or warranty of the Trust made herein; and

(v)         its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust in the course of Administrator’s performance of Services.

(b)          Promptly after receipt by Administrator of notice of the commencement of an investigation, action, claim or proceeding, Administrator shall, if a claim for indemnification in respect thereof is made under this section, promptly notify the Trust in writing of the commencement thereof, although the failure to provide prompt notification shall not prevent recovery by the Indemnified Party. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by the Administrator, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies Administrator of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case Administrator does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and Administrator or any Indemnified Party, the Trust will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Administrator and them. The indemnification agreement contained in this Section 7 shall survive the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

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8.	Term

(a)          This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until June 30, 2017 (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each a “Renewal Term”).

(b)          Notwithstanding the foregoing: (a) either party may terminate this Agreement with respect to a Fund at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term; and (b) the Trust may terminate this Agreement with respect to the RMB Fund at anytime during the Initial Term on thirty (30) days’ notice in the event of the Board’s adoption of a plan of liquidation with respect to the RMB Fund (collectively, the “Excused Termination Events”). In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, unless such termination is for an Excused Termination Event, the Trust shall be obligated to pay Administrator the remaining balance of the fees payable to Administrator under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, Administrator shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations.

(c)          Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty and without the payment of any further amounts or other liquidated damages. Termination for “cause” hereunder shall mean:

(i)          regulatory, administrative, or judicial proceedings against Administrator which result in a determination that, in rendering Services hereunder, Administrator has violated any applicable law, rule or regulation; or

(ii)          financial difficulties on the part of the Administrator which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

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(d)          The Trust shall be responsible for all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all trailing expenses incurred by Administrator at cost. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

9.	Power of Attorney

The Trust hereby grants to Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.	Data Protection

From time to time Administrator may obtain access to certain Personal Information of the Trust, including the Funds, the Investment Adviser or the Shareholders or prospective Shareholders. “Personal Information” shall include non-public personal information provided to, and maintained by, the Funds in confidence, including personally identifiable financial information as defined by Title V of the Gramm-Leach Bliley Act, 15 U.S.C. §§6801, et seq., and its implementing regulations (the “Gramm-Leach Bliley Act”). Personal Information shall not include any personal information not required by law to be kept confidential. To the extent applicable, Administrator shall comply with the provisions of the Gramm-Leach-Bliley Act regarding the restrictions on use, disclosure, and safeguarding of Personal Information.

Administrator will implement and maintain commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Personal Information and the Funds’ confidential information maintained by Administrator that could result in material harm or inconvenience to the Funds or their respective Shareholders. Administrator has implemented appropriate measures, policies and procedures that are reasonably designed to meet the requirements of the Gramm-Leach Bliley Act and other applicable U.S. federal laws with regard to the receipt of, handling of, or access to Personal Information. Administrator will comply in all material respects with applicable laws and will implement and maintain appropriate measures in order to comply with such laws with regard to the Personal Information. Administrator will have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a qualified third party at least annually.

Administrator will promptly address material incidents of unauthorized access to or loss of the Funds’ confidential information or Personal Information by Administrator or any delegate thereof (a “Data Breach”) and promptly notify the Board following such Data Breach. At the Board’s written request, Administrator will notify or cause the notification of the Shareholders impacted by a Data Breach and will work with the Board and the Funds in good faith to effect such notifications. Administrator will seek to implement corrective action to respond to Data Breaches and prevent future occurrences and report to the Board the corrective actions. Administrator will reasonably cooperate with the Board and the Funds in the event of any legal action or regulatory inquiry related to or arising out of a Data Breach.

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Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall reduce Administrator’s responsibility or liability for any Losses (as defined below) suffered by the Trust or the Funds resulting, directly or indirectly, from Administrator’s or any delegate thereof’s failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures.

11.	Miscellaneous

(a)          Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to the Trust:	RMB Investors Trust
151 S. LaSalle Street, 34th Floor
Chicago, Illinois 60603
Attention: Walter Clark, President

(b)          Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)          This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

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(e)          The services of Administrator hereunder are not deemed to be exclusive. Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)          The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)          This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Declaration of Trust is on file with the Secretary of State of Delaware.

(h)          This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Trust and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)          Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)          Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Trust hereunder.

(k)          This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Trust, assign all right, title and interest in this Agreement to an affiliate, parent or subsidiary.

(l)          The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

(m)        The Fund hereby grants to UMBFS the right to identify the Fund as a client or former client and to use the Fund’s name and logo in client lists on UMBFS’ website, for marketing purposes and in requests for information and proposals.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

RMB INVESTORS TRUST
(the “Trust”)

By:
Walter Clark

Title:	President

Date:

UMB FUND SERVICES, INC.
(“Administrator”)

By:

Title:

Date:

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Schedule A

to the

Administration and Fund Accounting Agreement

by and between

RMB Investors Trust

and

UMB Fund Services, Inc.

NAMES OF FUNDS

RMB Fund

RMB Mendon Financial Services Fund

RMB Mendon Financial Long/Short Fund

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Schedule B

to the

Administration and Fund Accounting Agreement

by and between

RMB Investors Trust

and

UMB Fund Services, Inc.

SERVICES

Fund Accounting

Subject to the direction of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

General:

1.	Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting:

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, compare all trade activity received from the Investment Adviser and/or sub-adviser to the activity processed in the fund accounting records;

c.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

d.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

e.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

f.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each business day;

g.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

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3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds’ Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser;

c.	Monitor aged income and reclaim receivable balances;

d.	Reconcile fund share and activity to transfer agency records.

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Tax Administration

Subject to the direction of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

General Statement:

Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration

1.	On a quarterly basis, monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

2.	Prepare tax work schedules for both excise tax and tax provision purposes, calculating dividend and capital gain distributions, subject to review and approval by the Funds’ officers and their independent accountants;

3.	Assist the Funds’ independent accountants in the preparation, for execution by the Funds’ officer, and filing all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or transfer agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent accountants;

4.	Prepare for review by the Funds’ independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures;

5.	Review corporate actions impacting the Funds’ portfolio holdings and determine tax, accounting, valuation, and other implications to the Funds, with the assistance of the Investment Adviser and the Funds’ Valuation Committee;

6.	Include the appropriate tax adjustment for wash sales identified by third-party services for inclusion in tax returns, financial information and distributions;

7.	Throughout the year maintain worksheets for calculations of tax equalization;

8.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and provided by the Investment Adviser, in tax work schedules;

9.	Prepare and maintain shareholder records necessary to determine the Personal Holding Company status of the Funds and determine whether there have been any changes in the ownership of a Fund that may result in the limitation of any realized or unrealized losses under IRC Sections 381 to 384;

10.	Prepare and analyze foreign tax pass-through calculations to determine their use at either the Fund or the shareholder level;

11.	Prepare responses to independent accountant’s annual tax checklist and annual reportable transaction tax checklist for the Investment Adviser’s review;

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12.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;

13.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;

14.	Assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes;

15.	Periodically review and assist the Funds and the Board in determining distributions to be paid to Fund shareholders.

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Fund Administration

Subject to the direction of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

1.	General Fund Management:

a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers;

c.	Assist the Investment Adviser in developing and maintaining a compliance calendar of requisite Board approval dates and deadlines for filings required to be made with the Commission.

2.	Board activities:

Coordinate Board activities by:

a.	Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board, as requested;

b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;

c.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;

d.	Attend Board meetings, either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits:

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits by the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance:

a.	On a daily basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

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b.	Perform periodic compliance tests and provide reports on results to the Board quarterly.

c.	Provide daily, monthly and quarterly compliance reporting to the Investment Adviser and the Board, as requested.

d.	Communicate warnings of impeding compliance to the Investment Adviser and the Board, as requested.

5.	Expenses:

a.	Prepare annual Fund level and class level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ fund accountant;

d.	Provide expense summary reporting as reasonably requested by the Investment Adviser or the Board.

6.	Filings:

a.	Assist in the preparation of Form N-1A filings and required updates, including:

i.	Preparation of expense table;

ii.	Provide performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Provide Investment Advisor and trustee fee data.

b.	Using the information in sub-section (a) above, prepare and provide a first draft of the annual updates to the Trust’s Registration Statement on Form N-1A to the Investment Adviser, Trust Counsel, and such other parties as may be directed by the Fund.

i.	Make such revisions to a reasonable number of subsequent drafts of the Trust’s registration statement for each 485(a) and 485(b) filing as directed by the Fund, and circulate the resulting drafts to the Administrator, Trust Counsel, and such other parties as may be directed by the Fund.

ii.	The Fund agrees that subsequent revisions, drafts, and circulations of the Trust’s Registration Statement after the provision of the third draft, will be subject to invoice by the Administrator for making such further revisions, other than such changes provided by the Trust’s independent registered public accountant, at the Special Projects and Services rate set forth on Schedule C.

iii.	Coordinate the EDGARization of the annual updates to the Trust’s Registration Statement on Form N-1A, and supplements thereto and, at the Fund’s direction, provide approval to the third party vendor to file such annual updates and/or supplements via EDGAR.

c.	File Form N-PX based on information provided by the Investment Adviser or its delegate;

d.	Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Trust;

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e.	Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f-2 and Form N-SAR;

f.	Prepare and file with the Commission Form N-Q;

g.	File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.

7.	Other:

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;

e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

f.	Assist the Trust and the Funds during audits, examinations, and the like conducted by the Commission or other federal or state authorities with jurisdiction over the Trust, including providing applicable documents pursuant to document request lists;

g.	Maintain a regulatory compliance calendar listing various Board approval and Commission filing dates.

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